Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92495, 333-92497, 333-92499, 333-75610, and 333-81410 of Huttig Building Products, Inc. on Form S-8 of our report dated February 13, 2004 (March 14, 2005 as to Note 13), appearing in this Annual Report on Form 10-K of Huttig Building Products, Inc. for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE, LLP

St. Louis, Missouri

March 14, 2005